Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 11, 2024 (the “Effective Date”), is entered into by and between Empire State Realty Trust, Inc., a Maryland corporation (the “Company”) and Christina Chiu (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive desire to enter into this Agreement in order for Executive to continue to serve as an employee of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1.              Definitions.

(a)            “Accelerated Equity Vesting” shall have the meaning set forth in Section 5(b)(iv) hereof.

(b)            “Accounting Firm” shall have the meaning set forth in Section 8 hereof.

(c)            “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the Termination Date, (ii) any unpaid or unreimbursed expenses incurred through the Termination Date in accordance with Section 4(g) hereof through the Termination Date, (iii) any accrued but unused vacation time through the Termination Date in accordance with the applicable Company Group policy and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(d)            “Agreement” shall have the meaning set forth in the preamble hereto.

(e)            “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(f)             “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(g)            “Board” shall mean the Board of Directors of the Company.

(h)            “Business” shall have the meaning set forth in Section 6(c) hereof.

(i)              “Cause” shall mean (i) fraudulent actions by Executive in the conduct of her duties for the Company or the conviction of Executive of a felony, (ii) Executive’s gross neglect of, or willful refusal or failure to perform, the duties assigned to her (other than by reason of physical or mental incapacity), (iii) Executive’s willful and material breach of any written agreement with the Company, where such breach results in material economic injury or reputational harm to the Company, or (iv) Executive’s willful and material breach of the Code of Business Conduct and Ethics of the Company or any member of the Company Group (collectively, the “Company Codes of Conduct”), where such breach results in material economic injury or reputational harm to the Company, but, in any case, only if (A) Executive has been provided written notice of any such Company Codes of Conduct, (B) such Company Codes of Conduct are reasonable and customary and do not include any provisions intended to specifically target Executive, and (C) such Company Codes of Conduct are not inconsistent with (or more restrictive to Executive than) this Agreement.

(j)             “Change in Control” shall have the meaning set forth in the Empire State Realty Trust, Inc. and Empire State Realty OP, L.P. 2024 Equity Incentive Plan.

(k)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(l)             “Company” shall have the meaning set forth in the preamble hereto.

(m)            “Company Codes of Conduct” shall have the meaning set forth in Section 1(i) hereof.

(n)            “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(o)            “Compensation Committee” shall mean the Compensation Committee of the Board.

(p)            “Confidential Information” shall have the meaning set forth in Section 6(b) hereof.

(q)            “Current Term” shall have the meaning set forth in Section 2 hereof.

(r)             “Delay Period” shall have the meaning set forth in Section 11(a) hereof.

(s)            “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually agreed to by the Company and Executive. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(t)            “Earned Bonus” shall have the meaning set forth in Section 5(b)(ii) hereof.

(u)            “Employment Agreement” shall have the meaning set forth in the recitals hereto.

(v)            “Excise Tax” shall have the meaning set forth in Section 8 hereof.

(w)           “Executive” shall have the meaning set forth in the preamble hereto.

(x)            “Good Reason” shall mean, without Executive’s written consent, (i) a material breach by the Company of this Agreement, any equity award agreement or any other written agreement between the Company and Executive; (ii) a diminution of, or reduction or adverse alteration of, Executive’s titles, duties, authorities or responsibilities or reporting lines; (iii) any requirement by the Company that Executive relocate to a principal place of business outside of the New York City metropolitan area; (iv) any reduction in Executive’s base salary or target Annual Bonus opportunity or any failure by the Company to timely provide Executive the compensation and benefits set forth in Section 4 hereof; (v) any request by the Company that Executive allocate more than substantially all of Executive’s time to the Company in accordance with Section 3(b) hereof; or (vi) any failure by the Company, following each annual review process by the Compensation Committee described in Section 4(a) hereof, to compensate Executive at a level that is at least substantially the same as comparably titled executives of other companies that are publicly traded REITs, the determination of which shall take into account each such company’s size, headquartered or place of business in New York City, and the types of properties owned thereby.

(y)            “JAMS” shall have the meaning set forth in Section 16 hereof.

(z)            “Partnership” shall have the meaning set forth in the recitals hereto.

(aa)          “Payment” shall have the meaning set forth in Section 8 hereof.

(bb)          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(cc)          “Proceeding” shall mean any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other.

(dd)          “Pro-Rata Bonus” shall have the meaning set forth in Section 5(b)(iii) hereof.

(ee)          “Release of Claims” shall mean the Release of Claims in the form attached hereto as Exhibit A.

(ff)            “Renewal Term” shall have the meaning set forth in Section 2 hereof.

(gg)          “Restricted Period” shall mean (i) for purposes of Section 6(c) hereof, the period commencing on the Effective Date and ending on the one (1) year anniversary of the Termination Date and (ii) for purposes of Section 6(d) hereof, the period commencing on the Effective Date and ending on the two (2) year anniversary of the Termination Date.

(hh)         “Retention Bonus” shall have the meaning set forth in Section 4(e) hereof.

(ii)            “Safe Harbor Amount” shall have the meaning set forth in Section 8 hereof.

(jj)            “Severance Benefits” shall have the meaning set forth in Section 5(i) hereof.

(kk)          “Term” shall have the meaning set forth in Section 2 hereof.

(ll)            “Termination Date” shall mean the date Executive’s employment with the Company terminates.

Section 2.              Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the Effective Date and, unless terminated sooner as provided in Section 5 hereof, shall continue during the period ending on the close of business of the three (3) year anniversary of the Effective Date (the “Current Term”), provided that the Current Term shall automatically and continuously be extended and renewed, subject to earlier termination as provided in Section 5 hereof, for up to two (2) successive additional one (1) year periods (each such subsequent period, a “Renewal Term”) unless, not later than thirty (30) days prior to the expiration of the Current Term or the first Renewal Term, as applicable, either party provides notice to the other party that such extension shall not take effect.

Prior to the expiration of the Current Term or the first Renewal Term, as applicable, the Company shall (i) consult Executive regarding the inclusion of any market- and performance-related increases to compensation and benefits and any changes to other terms of this Agreement proposed by Executive in a manner consistent with past practice and (ii) consider including any such increases and changes in its good faith discretion. Unless otherwise expressly agreed by the parties in writing, any failure by the Company to extend the Current Term or the first Renewal Term shall result in a termination of Executive’s employment without Cause as of the end of the Current Term or the first Renewal Term, as applicable. The term of Executive’s employment hereunder as from time to time extended or renewed is hereafter referred to as the “Term.”

Section 3.              Position, Duties, and Responsibilities; Place of Performance.

(a)            Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as President of the Company. In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities consistent with such positions as may be assigned to Executive from time to time by the Chairman and Chief Executive Officer or the Board. Executive shall report directly to the Chairman and Chief Executive Officer of the Company.

(b)            Performance. Executive shall devote substantially all of her business time, attention, skill, and efforts to the performance of her duties under this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the board of directors or advisory boards of any organization (or their equivalents in the case of a non-corporate entity) with the prior written consent of the Chairman and Chief Executive Officer (provided that he will consider any request made by Executive in good faith and such consent shall not be unreasonably withheld, delayed or conditioned), (ii) engaging in charitable, civic, educational, professional, community or industry affairs, and (iii) managing her and her family’s personal investments; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to interfere materially, individually or in the aggregate, with the performance of her duties and responsibilities hereunder or create a potential business or fiduciary conflict. The Company hereby acknowledges that Executive shall be entitled to serve as a board member, chair or member of any committee of any of the organizations set forth on Exhibit B, as updated from time to time.

(c)            Principal Place of Employment. Executive’s principal place of business will be at the Company’s headquarters office located in New York, New York, although Executive understands and agrees that she may be required to travel from time to time for business reasons. Notwithstanding the foregoing, Executive and the Company acknowledge and agree that the foregoing shall not preclude Executive from performing her duties hereunder at other locations from time to time.

Section 4.              Compensation and Benefits.

During the Term, Executive shall be entitled to the following:

(a)            Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $760,000, subject to annual review by the Compensation Committee for increase, but not decrease, unless Executive otherwise agrees in writing in light of extenuating business conditions.

(b)            Annual Bonus. Executive shall be eligible for an annual cash incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be 130% of Base Salary, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee in good faith after consultation with Executive. The Annual Bonus shall be reasonable in light of the contribution made by Executive for such fiscal year in relation to the contributions made by and bonuses paid to other senior executives of the Company Group and shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company Group, but in no event later than March 15th following the end of the fiscal year to which such Annual Bonus relates.

(c)            Long-Term Incentive Awards. Executive shall be eligible for equity grants and other long-term incentives at the same time as equity grants and other long-term incentive awards are granted to other senior executives of the Company Group generally, subject to approval of the Compensation Committee in its discretion. The amount of such equity grants or other long-term incentives, if any, shall be no less than that granted to other senior executives of the Company Group and shall be reasonable in light of the contribution made by Executive in relation to the contributions made by and long-term incentives granted to other senior executives of the Company Group and the terms and conditions of such grants or incentives shall be no less favorable than those applicable to awards of a similar nature made to other senior executives of the Company Group.

(d)            Vacation. Executive shall be entitled to vacation in accordance with the applicable Company Group policy, as in effect from time to time, but in no event less than five (5) weeks of paid vacation per calendar year.

(e)            Retention Bonus. To incentivize Executive to remain employed through the Current Term, and provided Executive does not resign without Good Reason and the Company does not terminate Executive’s employment with Cause before the end of the Current Term (i.e., December 11, 2027), the Company agrees to provide Executive with a one-time retention bonus in the amount of $750,000, less required withholdings and taxes (the “Retention Bonus”). The Retention Bonus will be paid within thirty (30) days of the end of the Current Term; provided, that upon a termination by Executive with Good Reason or a termination by the Company without Cause, the Retention Bonus shall be paid within thirty (30) days following such Termination Date.

(f)             Benefits. Executive shall be eligible to participate in all employee benefit programs and perquisites, including any group insurance, hospitalization, medical, dental, vision, health and accident, disability, life insurance, deferred compensation, fringe benefit and retirement plans of the Company Group to the extent that she is eligible under the general provisions thereof and on a basis which is no less favorable than is provided to other senior executives of the Company Group generally. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit program or perquisite at any time without providing Executive notice, and the right to do so is expressly reserved.

(g)            Business Expenses. The Company shall pay or reimburse Executive for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing her duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses and the reporting of such expenses. Any payment or reimbursement will be made within thirty (30) days after submission of written documentation substantiating such expenses, in a form reasonably acceptable to the Company.

Section 5.              Termination of Employment.

(a)            General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions (as applicable) Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the Termination Date) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 5 as if Executive had undergone such termination of employment (under the same circumstances) on the date of her ultimate “separation from service.”

(b)            Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon her death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to her Disability, Executive or her estate or her beneficiaries, as the case may be, shall be entitled to:

(i)             The Accrued Obligations;

(ii)            Any earned but unpaid Annual Bonus with respect to any completed fiscal year that has ended prior to the Termination Date, which amount shall be paid at such time annual bonuses are generally paid to other senior executives of the Company Group, but in no event later than March 15th following the end of the fiscal year to which such Annual Bonus relates (“Earned Bonus”);

(iii)            Subject to achievement of the applicable performance conditions for the fiscal year of the Company in which Executive’s termination occurs (disregarding any subjective performance goals and any other exercise by the Compensation Committee of negative discretion), payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, which amount shall be paid at such time annual bonuses are generally paid to other senior executives of the Company Group, but in no event later than March 15th following the last day of the fiscal year in which the Termination Date occurred (the “Pro-Rata Bonus”); and

(iv)           Any service-based vesting or service requirements with respect to any equity grant and other long-term incentive award previously granted to Executive and then outstanding shall become vested and non-forfeitable as of the Termination Date and any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the Termination Date shall be earned at a pro-rata amount based on the actual performance for the performance period as of the Termination Date, and, in other respects, such awards shall be governed by the plans, programs, agreements, or other documents, as applicable, pursuant to which such awards were granted. The benefits provided for by this Section 5(b)(iv) are referred to as “Accelerated Equity Vesting.”

(c)            Termination by the Company with Cause.

(i)             The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination, provided, such notice is given within one hundred eighty (180) days of the discovery of the Cause event by the Chairman of the Audit Committee of the Board or Chairman of the Compensation Committee. Notwithstanding anything herein to the contrary, Executive shall not be deemed to have been terminated for Cause without (A) advance written notice provided to Executive of not less than fourteen (14) days prior to the Termination Date setting forth the Company’s intention to consider terminating Executive for Cause including a statement of the anticipated date of termination and the basis for such termination for Cause, (B) an opportunity for Executive, together with her counsel, to be heard before the Board during the fourteen (14) day period preceding the anticipated date of termination, (C) a duly adopted resolution of the Board stating that the actions of Executive constituted Cause and the basis for such termination for Cause, and (D) a written determination provided by the Board setting forth the acts and/or omissions that form the basis of such termination for Cause. Any resolution or determination made by the Board described in the immediately preceding sentence shall require an affirmative vote of at least a two-thirds majority of the members of the Board (other than Executive) and shall be subject to de novo review by an arbitrator. Any purported termination of employment of Executive by the Company which does not meet each requirement described herein shall be treated for all purposes as a termination of employment without Cause as described in Section 5(d) hereof.

(ii)            In the event that the Company terminates Executive’s employment with Cause, she shall be entitled only to the Accrued Obligations.

(d)            Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

(i)             The Accrued Obligations;

(ii)            The Earned Bonus;

(iii)            The Pro-Rata Bonus;

(iv)           The Retention Bonus;

(v)            Accelerated Equity Vesting;

(vi)            An amount equal to two hundred percent (200%) of the sum of (x) Executive’s then-current Base Salary and (y) the average Annual Bonus paid to Executive over the most recently completed three (3) fiscal years (or if Executive was not eligible to receive an Annual Bonus with respect to any of the three (3) fiscal years immediately preceding the fiscal year in which the Termination Date occurs, the average shall be determined for that period of fiscal years, if any, for which Executive was eligible to receive an Annual Bonus), which amount shall be paid in a lump-sum on the sixtieth (60th) day following the Termination Date; and

(vii)            To the extent permitted by applicable law and without penalty to the Company, subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month for the eighteen (18)-month period commencing after the Termination Date, the Company will pay Executive an amount equal to the difference between Executive’s monthly COBRA premium cost and the premium cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars); provided, that any payments described herein shall cease in the event that Executive becomes eligible to receive health benefits from another employer that are substantially similar to those Executive was entitled to receive immediately prior to the Termination Date.

(e)            Termination by Executive with Good Reason. Executive may terminate her employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 5(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 5(d) hereof.

(f)             Termination by Executive without Good Reason. Executive may terminate her employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 5(f), Executive shall be entitled only to the Accrued Obligations and the Earned Bonus. In the event of termination of Executive’s employment under this Section 5(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason.

(g)            Termination following a Change in Control. Notwithstanding anything herein to the contrary, in the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by Executive with Good Reason, in either case, during the two (2) year period commencing on the date of a Change in Control, Executive shall be entitled to the same payments and benefits as provided in Section 5(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 5(d) hereof, except that (i) for purposes of the Accelerated Equity Vesting provided pursuant to Section 5(d)(v), any performance-based equity grant and other long-term incentive award previously granted to Executive and then outstanding that has not been earned as of the Termination Date shall be earned (without proration) based on the actual performance for the performance period as of the Termination Date and (ii) for purposes of the payment pursuant to Section 5(d)(vi), the applicable percentage shall be three hundred percent (300%).

(h)            Employment following Expiration of the Term. If Executive’s employment with the Company continues beyond the expiration of the Term, Executive shall be considered an “at will” employee and shall not be entitled to any payments or benefits under this Agreement upon any subsequent termination of employment for any reason whatsoever. For the sake of clarity, the Restricted Period shall automatically expire on the expiration of the Term if Executive’s employment with the Company continues beyond the expiration of the Term.

(i)             Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), (f) or (g) of this Section 5 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the Termination Date. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes her acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on her behalf by her estate or a person having legal power of attorney over her affairs.

Section 6.              Restrictive Covenants.

(a)            General. Executive acknowledges and agrees that (i) the agreements and covenants contained in this Section 6 are (A) reasonable and valid in geographical and temporal scope and in all other respects and (B) essential to protect the value of the Company Group’s business and assets, and (ii) by her employment with the Company, Executive will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, know-how, contacts, training, and experience could be used to the substantial advantage of a competitor of the Company Group and to the Company Group’s substantial detriment.

(b)            Confidential Information. Except as directed or authorized by the Company, Executive agrees that she will not, at any time during or after the Term, make use of or divulge to any other Person any trade or business secret, process, method, or means, or any other confidential information concerning the business or policies of the Company Group that she may have learned in connection with her employment hereunder and that she knows to be confidential or proprietary (“Confidential Information”). Executive’s obligation under this Section 6(b) shall not apply to any information that (i) is known publicly without the fault of Executive, (ii) is in the public domain or hereafter enters the public domain without the fault of Executive, or (iii) is required to be disclosed by Executive to, or by, any governmental or judicial authority (provided that Executive provides the Company Group with prior notice of the contemplated disclosure and reasonably cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees not to remove from the premises of any member of the Company Group, except as an employee, officer or director of the Company Group in pursuit of the business of the Company Group or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such Confidential Information. Executive recognizes that all such documents and objects, whether developed by her or by someone else, will be the sole exclusive property of the Company Group. Upon termination of her employment hereunder, Executive shall forthwith deliver to the Company Group all such Confidential Information, including, without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by her or under her control in relation to the business or affairs of the Company Group, and no copy of any such Confidential Information shall be retained by her.

(c)            Non-Competition. Executive covenants and agrees that during the Restricted Period, Executive shall not, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent in any element of the Business (as defined below) (other than in connection with Executive’s services to, and ownership interests in, the Company Group); provided, however, the foregoing restrictions shall not prohibit Executive from (x) engaging in any activities permitted under Section 3(b), (y) acquiring as an investment securities representing not more than one percent (1%) of the outstanding voting securities of any publicly held corporation engaged in the Business or from indirectly acquiring securities of any company engaged in the Business as a result of being a passive investor in any mutual fund, hedge fund, private equity fund, or similar pooled account so long as Executive’s interest therein is less than one percent (1%) and she has no role in selecting, managing or advising with respect to investments thereof, or (z) providing services to a subsidiary, division or unit of any entity that engages in the Business so long as Executive and such subsidiary, division or unit does not engage in the Business so long as Executive provides written notice to the Company at least ten (10) business days prior to the commencement of providing any services to such subsidiary, division or unit. For the purposes of this Section 6(c), the “Business” shall mean the acquisition, development, management, leasing or financing of any office, retail or multifamily real estate property located in New York County, New York, Fairfield County, Connecticut, Westchester County, New York, and any other product type and/or geographic area in which the Company engages in such activities and any business activity that represents a significant portion of the business activity of the Company (measured as at least ten percent (10%) of the Company’s revenues on a trailing 12-month basis); provided, however, that (i) if Executive is directly or indirectly engaged in any business activity before the Company engages in such business activity, Executive and the Company shall negotiate in good faith to resolve such conflict prior to the Company treating such conflict as a violation of this Section 6(c) and (ii) Executive shall not be permitted to commence any new business activity if the Company previously engaged in such activity regardless of whether the revenues from such activity exceeds the ten percent (10%) threshold.

(d)            Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, for her own account or for the account of any other Person, (i) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any Person employed by, or providing consulting services to the Company Group to terminate such Person’s employment or services (or, in the case of a consultant, to materially reduce such services) with the Company Group, or (ii) hire any Person who was employed by the Company Group within the twelve (12) month period prior to the date of such hiring.

(e)            Mutual Non-Disparagement. During the Term and at all times following Executive’s termination of employment for any reason, (i) Executive covenants and agrees that she will not, nor induce others to, disparage any member of the Company Group, its past and present officers, directors, employees, products or services and (ii) the Company shall not, and shall instruct members of the Company’s Board and the executives of the Company Group not to, disparage Executive. Nothing herein shall prohibit any party (i) from disclosing that Executive is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (iii) from making a good faith rebuttal of the other party’s untrue or misleading statement, or (iv) from engaging in internal conversations in good faith which are required to perform their fiduciary duties to the Company. For purposes of this Agreement, the term “disparage” means any statements, whether orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), that intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other party.

(f)             Post-Termination Cooperation. Executive agrees that following the termination of her employment, she will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any Proceeding relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. The Company shall pay Executive at an hourly rate based upon Executive’s Base Salary as of the Termination Date and reimburse Executive for reasonable out-of-pocket expenses incurred with respect to her compliance with this Section 6(f). Executive also agrees that, in the event that she is subpoenaed by any Person (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to her employment by the Company and/or any other member of the Company Group, she will give prompt notice of such request to the Company and will make no disclosure until the Company Group has had a reasonable opportunity to contest the right of the requesting Person. Without limiting the generality of the foregoing, to the extent any member of the Company Group seeks Executive’s assistance, the Company Group will use reasonable commercial efforts, whenever possible, to provide her with reasonable advance notice of its need for her and will attempt to coordinate with her the time and place at which her assistance will be provided with the goal of minimizing the impact of such assistance on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 6(f) shall be subject to the maintenance of the indemnification and directors’ and officers’ liability insurance policy described in Section 18 hereof.

(g)            Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(h)            Breach of Restrictive Covenants by Executive. Without limiting the remedies available to the Company Group, Executive acknowledges that a breach by Executive of any of the covenants contained in Section 6 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, the Company Group shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 6 hereof, restraining Executive from engaging in activities prohibited by Section 6 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 6 hereof.

(i)             Breach of Restrictive Covenants by Company. Without limiting the remedies available to Executive, the Company acknowledges that a breach by the Company of the covenant contained in Section 6(e) may result in material irreparable injury to Executive for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, Executive shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 6(e) hereof, restraining the Company from engaging in activities prohibited by Section 6(e) hereof or such other relief as may be required specifically to enforce any of the covenants in Section 6(e) hereof.

Section 7.              Representations and Warranties of Executive.

Executive represents and warrants to the Company that-

(a)            Executive is entering into this Agreement voluntarily and that her employment hereunder and compliance with the terms and conditions hereof will not (i) create any gap or discontinuity in her currently continuing employment at the Company or (ii) conflict with or result in the breach by her of any agreement to which she is a party or by which she may be bound;

(b)            Executive has not violated, and in connection with her employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which she is or may be bound; and

(c)            in connection with her employment with the Company, Executive will not use any confidential or proprietary information she may have obtained in connection with employment with any prior employer.

Section 8.              Golden Parachute Tax Provisions.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 8, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and Executive.

Section 9.              Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to her in connection with this Agreement and that she has been advised by the Company to seek tax advice from her own tax advisors regarding this Agreement and payments that may be made to her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 10.           Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 5(d)(vii), the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 11.           Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary-

(a)            Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)            Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)            To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)            The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance with such intent.

Section 12.           Successors and Assigns; No Third-Party Beneficiaries.

(a)            The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company will provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.

(b)            Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c)            No Third-Party Beneficiaries. Except as otherwise set forth in Section 5(b) or Section 12(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 13.           Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 14.           Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 15.            Governing Law; Interpretation.

This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New York applicable to contracts executed and to be wholly performed therein.

Section 16.            Dispute Resolution.

Except to the extent necessary for the Company or any member of the Company Group or their successors or assigns to seek injunctive relief or other equitable relief described in Section 6(h), arbitration will be the method of resolving disputes under this Agreement. Notwithstanding the foregoing, the parties agree that before proceeding to arbitration, they will attempt in good faith to promptly resolve such dispute by mediation in New York, New York. The mediation will commence within forty-five (45) days of request therefore and will be before a single mediator selected by the Company and Executive from a list provided by Judicial Arbitration and Mediation Services, Inc. (“JAMS”). If the parties are unable to mutually select a mediator, then the mediator shall be appointed by JAMS. If any dispute is not resolved to the satisfaction of the parties in mediation or, unless the parties mutually agree otherwise, the dispute remains unresolved following thirty (30) days after the commencement of the mediation, the arbitration shall be held before a single arbitrator selected by the Company and Executive from a list provided by JAMS. All arbitrations arising out of this Agreement shall be conducted in New York, New York in accordance with the JAMS rules then in effect for executive employment disputes and arbitrations. If the Company and Executive cannot agree on a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators, one selected by each party hereto and the third arbitrator selected by the parties’ two arbitrators from a list provided by JAMS. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement. The Company shall be responsible for paying the fees and costs of the mediator and arbitrator along with other mediation or arbitration-specific fees (except, if applicable, Executive’s petitioner’s filing fees) and its own expenses and Executive shall be responsible for her own expenses relating to the conduct of the mediation or arbitration (including reasonable attorneys’ fees and expenses), provided, however, the Company shall reimburse Executive for her costs and expenses in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator.

Section 17.            Legal Fees.

The Company will promptly pay or reimburse Executive for all documented legal fees and related expenses incurred in connection with the drafting, negotiation, and execution of this Agreement and any other documents and agreements entered into by her in connection herewith. In the event Executive prevails in an action to enforce Executive’s rights under this Agreement, the Company agrees to pay Executive’s documented legal fees.

Section 18.            Indemnification; Liability Insurance.

(a)            In the event that Executive is made a party or threatened to be made a party to any Proceeding, other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any member of the Company Group with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company or any member of the Company Group, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law from and against all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). To the fullest extent permitted by law, costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined than Executive is not entitled to be indemnified by the Company under this Agreement. The provisions of this Section 18(a) shall in no way limit, and shall be in addition to, Executive’s rights to indemnification and advancement of expenses provided under the Company’s by-laws.

(b)            During the Term and, while potential liability exists, thereafter, the Company or its successor shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to directors and senior executives of the Company Group.

Section 19.            Notices.

(a)            Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b)            Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.            Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.            Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including the Change in Control Severance Agreement by and between the Executive and the Company, dated as of April 13, 2020.

Section 22.            Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 5 through 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Heather L. Houston
Name: Heather L. Houston
Title: Senior Vice President, Chief Counsel, Corporate & Secretary

EXECUTIVE

/s/ Christina Chiu
Christina Chiu

Exhibit A

RELEASE OF CLAIMS

This General Release of Claims (this “Release”), dated as of _______, 20__, confirms the following understandings and agreements between Empire State Realty Trust, Inc., a Maryland corporation, (the “Company”) and Christina Chiu (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in that certain employment agreement between you and the Company, dated as of [●], 2024 (the “Employment Agreement”), as well as any promises set forth in this Release, you and the Company agree as follows:

Section 1.              Opportunity for Review and Revocation. You have [twenty-one (21)][forty-five (45)]1 days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying __________________, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that this Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

Section 2.              Employee Release and Waiver of Claims.

(a)            As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

(b)            For and in consideration of the Severance Benefits (as defined in the Employment Agreement), and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Effective Date, do fully and forever release, remise, and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, stockholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

1 To be selected based on whether the applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

(c)            You acknowledge and agree that as of the date you execute this Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)            You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)            Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Severance Benefits and any other rights under your Employment Agreement or any other written agreement by and between you and the Company that survive the termination of your employment; (ii) any rights to accrued, vested benefits that you have under the employee benefit and fringe benefit plans, programs and arrangements of the Group; (iii) any claims that cannot be waived by law and any claims that may arise after the date on which you sign this Release; (iv) any rights that you have as a stockholder of the Company or an equity holder of any member of the Group; (v) any indemnification rights (including advancement and reimbursement of legal fees and expenses) you may have as a former officer or director of the Company or its subsidiaries or affiliates or coverage under directors and officers liability insurance; or (vi) a breach of this Release by the Company.

Section 3.              Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a)            Are able to read the language, and understand the meaning and effect, of this Release;

(b)            Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that you’re not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

(c)            Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the Severance Benefits in consideration for your agreement to accept it in full settlement of all possible claims you might have or ever have had, and because of your execution of this Release;

(d)            Acknowledge that, but for your execution of this Release, you would not be entitled to the Severance Benefits;

(e)            Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the date you execute this Release;

(f)             Had or could have had [twenty-one (21)][forty-five (45)] days from the date of your termination of employment (the “Release Expiration Date”) in which to review and consider this Release and that if I execute this Release prior to the Release Expiration Date, you have voluntarily and knowingly waived the remainder of the review period;

(g)            Have not relied upon any representation or statement not set forth in this Release or the Employment Agreement made by the Company or any of its representatives;

(h)            Were advised to consult with your attorney regarding the terms and effect of this Release; and

(i)             Have signed this Release knowingly and voluntarily.

Section 4.              No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge, or lawsuit, you agree that you shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and you shall pay any and all costs required in obtaining a dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to your employment with the Company, you agree that you shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 5 of the Employment Agreement will control as the exclusive remedy and full settlement of all such claims by you. You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Section 5.              Company Release and Waiver of Claims.

(a)            For and in consideration of the promises set forth in Section 6 of the Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, effective as of the Effective Date, fully and forever releases, remises and discharges you, together with your heirs, administrators, executors and assigns (you and each such person, an “Employee Releasee”, and collectively, the “Employee Releasees”) from any and all claims which the Company and its direct and indirect parents, subsidiaries and affiliates has against you whatsoever up to the date hereof. Notwithstanding the foregoing, this Section 5 shall not apply with respect to (i) any rights or claims that the Company may have for a breach of the Release by you, (ii) any claims that are based on fraud, embezzlement or material and willful misconduct while employed as an employee of the Company or while serving as an officer or director of the Company, to the extent based on facts which are not known to the Group as of the date hereof, or (iii) any claims that may arise after the date on which this Release is signed on behalf of the Company. For purposes of the preceding sentence, no act of yours shall be considered willful if you believed in good faith that such act was in the best interests of the Company or the Group.

(b)            The Company represents and warrants that the Company has not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against you with any federal, state or local court or any administrative, regulatory or arbitration agency or body and the Company agrees not to file, assert or commence any complaint, claim, action or proceeding against any Employee Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body with respect to any matter from the beginning of the world to the date hereof. The Company acknowledges and agrees that as of the Effective Date, it has no knowledge of any facts or circumstances that give rise or could give rise to any claims against you.

Section 6.              Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

Section 7.              Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

Section 8.              Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

Section 9.              Governing Law. This Release shall be governed by and construed in accordance with Federal law and the laws of the State of New York, applicable to releases made and to be performed in that State.

Section 10.            Dispute Resolution. Arbitration will be the method of resolving disputes under this Release. Notwithstanding the foregoing, the parties agree that before proceeding to arbitration, they will attempt in good faith to promptly resolve such dispute by mediation in New York, New York. The mediation will commence within forty-five (45) days of request therefore and will be before a single mediator selected by the Company and you from a list provided by Judicial Arbitration and Mediation Services, Inc. (“JAMS”). If the parties are unable to mutually select a mediator, then the mediator shall be appointed by JAMS. If any dispute is not resolved to the satisfaction of the parties in mediation or, unless the parties mutually agree otherwise, the dispute remains unresolved following thirty (30) days after the commencement of the mediation, the arbitration shall be held before a single arbitrator selected by the Company and you from a list provided by JAMS. All arbitrations arising out of this Release shall be conducted in New York, New York in accordance with the JAMS rules then in effect for executive employment disputes and arbitrations. If the Company and you cannot agree on a single arbitrator, the arbitration shall be conducted before a panel of three arbitrators, one selected by each party hereto and the third arbitrator selected by the parties’ two arbitrators from a list provided by JAMS. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Release or to award a remedy for a dispute involving this Release other than a benefit specifically provided under or by virtue of this Release. The Company shall be responsible for paying the fees and costs of the mediator and arbitrator along with other mediation or arbitration-specific fees (except, if applicable, your petitioner’s filing fees) and its own expenses and you shall be responsible for your own expenses relating to the conduct of the mediation or arbitration (including reasonable attorneys’ fees and expenses), provided, however, the Company shall reimburse you for your costs and expenses in connection with such contest or dispute in the event you prevail, as determined by the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

EMPIRE STATE REALTY TRUST, INC.

By:
Name:
Title:

CHRISTINA CHIU

Exhibit B

PERMITTED OUTSIDE SERVICE

1.	American Red Cross – National Board of Governors

2.	NYU Stern School of Business – Chen Institute of Real Estate

3.	University Settlement Society of New York